Exhibit 99.2

DRAFT - proposed final Aug. 17, 2019

Inpixon’s Acquisition of Jibestream Inc.

Frequently Asked Questions (FAQs)

What is being announced?

On August 19, 2019, Inpixon (Nasdaq: INPX) and Jibestream Inc. (“Jibestream”) announced Inpixon completed the acquisition of Jibestream, an indoor mapping and location platform provider based in Toronto, Canada. Inpixon, through its wholly owned subsidiary, Inpixon Canada, Inc., acquired all of the outstanding common shares of Jibestream (the “Acquisition”). Read the press release here [insert link].

What Jibestream assets were acquired?

As a result of the Acquisition, Inpixon acquired all of the assets of Jibestream, including but not limited to all products, technologies, customer contracts and partnership agreements.

Who is Jibestream and what are their products?

Jibestream, headquartered in Toronto, Ontario, is the premier indoor mapping and location platform provider. The company’s technology-agnostic geospatial platform provides developers with the tools to add intelligence to complex indoor spaces by integrating business data with indoor maps. With Jibestream’s SDKs, APIs and web-based CMS, developers have the flexibility to create and manage map-enabled solutions that support multiple use cases including wayfinding, asset tracking, facilities management and more. As an agnostic platform, Jibestream is being integrated into a wide variety of enterprise applications in a variety of industries and venue types.

Who is Inpixon and what are their products?

Inpixon (Nasdaq: INPX), headquartered in Palo Alto, California, is a leader in Indoor Positioning Analytics (IPA). The award-winning Inpixon IPA platform includes sensors designed to detect and position all active cellular, Wi-Fi and Bluetooth devices using a proprietary privacy-preserving process that ensures anonymity. Paired with a high-performance data analytics engine and patented algorithms, this technology is used by a variety of industries and disciplines including marketing, customer experience, visitor analytics, operations and security. This multidisciplinary depiction of indoor data enables users to increase revenue, decrease costs, and enhance safety. Inpixon customers can boldly take advantage of mobility, analytics, sensor fusion, and the Internet of Things (IoT) to uncover the untold stories of the indoors.

What are the benefits of the acquisition to Inpixon and its stakeholders?

The addition of Jibestream’s mapping capabilities and technologies and the employees who develop and support them is a pivotal and transformative step in Inpixon's mission to be the global leader for indoor data. The ability to provide a unified Indoor Location Data Platform that combines mapping with what Inpixon believes is the most accurate positioning the market has to offer, plus comprehensive analytics and the SDKs and APIs to fuel a thriving partner ecosystem sets Inpixon apart from competitors. The company believes it will benefit significantly from cross-sell and up-sell opportunities across its established customer base and partner relationships.

What are the benefits of the acquisition to Jibestream and its stakeholders?

Jibestream will become part of a larger organization where it can leverage more breadth and depth of resources to support sales, marketing, development, support, and back-office initiatives. Jibestream clients will also benefit from having access to Inpixon’s Indoor Positioning Analytics (IPA) technology, IPA sensors, video surveillance solutions, and GPS offerings creating potential cross-selling opportunities. Jibestream will also be able to leverage Inpixon’s established global reseller partner program further expanding Jibestream’s global reach.

What is the product roadmap?

The current plan is for existing solutions to be maintained, supported and enhanced. The companies' respective product development efforts will continue as previously planned, and the companies will work together to develop a product roadmap and new products that leverage potential synergies.

Are the Jibestream leadership team and employees joining Inpixon?

Yes. Inpixon considers the Jibestream team to be highly talented, and business continuity is of utmost importance. There are no plans for headcount reduction and headcount may be increased.

What will happen to current Jibestream customers or partners upon completion of the acquisition? Will pricing, licensing, support or other agreements change?

All existing licensing, support and service arrangements will continue without interruption. Jibestream and Inpixon customers will continue to work with their respective existing support and service contacts. Business continuity and excellent customer service will continue.

Who should customers or partners call for support?

Jibestream customers and partners should continue to contact Jibestream for support, and Inpixon customers and partners should continue to contact Inpixon.

Where can I get more information?

Please refer to the following resources for further information:

●	Inpixon investor relations: CoreIR, https://coreir.com/contact-us/
●	Inpixon website: https://inpixon.com
●	Inpixon inquiries: https://inpixon.com/contact
●	Jibestream website: https://www.jibestream.com
●	Jibestream inquiries: https://www.jibestream.com/contact-sales